HORIZON BANK

AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT
This Amended and Restated Change in Control Agreement (“Agreement”), is effective as of June 1, 2023 (the “Effective Date”), and is entered into between Horizon Bank (“Bank”), an Indiana state bank, and Thomas M. Prame (“Employee”). On the Effective Date, this Agreement shall amend and restate that certain Change in Control Agreement between the Bank and Employee dated August 15, 2022, which shall be terminated and of no further force and effect thereafter. Prior to the effective date, the terms and conditions of the Change in Control Agreement dated August 15, 2022, will continue to be in effect, and if the Employee’s employment with the Bank is terminated for any reason prior to the Effective Date, this Agreement shall automatically terminate and be of no further force and effect.
WITNESSETH:
Whereas, Bank is a subsidiary of Horizon Bancorp, Inc. (“Holding Company”), a corporation formed under the laws of the State of Indiana;
Whereas, as of the Effective Date, Employee currently serves as an employee and the President of the Bank and the Holding Company pursuant to a written employment agreement but is also being promoted to Chief Executive Officer;
Whereas, the Board of Directors of the Bank (“Board”) has determined that it is in the best interests of the Bank and the Holding Company to assure that the Bank will have the continued dedication and objectivity of Employee, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined herein) of the Bank or the Holding Company; and
Whereas, the Board believes that it is in the best interests of the Bank and the Holding Company to provide Employee with certain severance benefits following a Change in Control in order to provide Employee with enhanced financial security, to allow the Bank to remain competitive with peers, and to incentivize and encourage Employee to remain with the Bank notwithstanding the possibility of a Change in Control.
Now, Therefore, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
Section 1.Term.
The term of this Agreement (the “Term”) shall begin on the Effective Date and, except as otherwise expressly provided herein, (i) automatically terminate immediately upon the termination of Employee’s employment, for any reason, prior to a Change in Control, and (ii) in the event Employee is still employed by Bank at the time of a Change in Control, then the term shall continue for one (1) year following consummation of the Change in Control. Notwithstanding the foregoing, the provisions of Sections 7-23 of this Agreement shall survive any termination of the Term, as provided in Section 11 of this Agreement.
Section 2.Change in Control.
(a)Definition. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if the conditions or events set forth in any one or more of the following subsections occur:
(i)Any merger, consolidation or similar transaction which involves Bank or Holding Company and in which persons who are the shareholders of Bank or Holding Company immediately prior to the transaction own, immediately after the transaction, shares of the surviving or combined entity which possess voting rights equal to or less than 50 percent of the voting rights of all shareholders of such entity, determined on a fully diluted basis;

(ii)Any sale, lease, exchange, transfer or other disposition of all or substantially all of the consolidated assets of Bank or Holding Company;
(iii)Any tender, exchange, sale or other disposition (other than disposition of the stock of Holding Company or Bank in connection with bankruptcy, insolvency, foreclosure, receivership or other similar transactions) or purchase (other than purchases by Holding Company or any Holding Company or Bank-sponsored employee benefit plan, or purchases by members of the board of directors of Holding Company or Bank) of shares which represent more than 25 percent of the voting power of Holding Company or Bank; or
(iv)During any period of two consecutive years, individuals who at the date of this Agreement constitute the board of directors of Holding Company cease for any reason to constitute at least a majority thereof, unless the election of each director at the beginning of the period has been approved by directors representing at least a majority of the directors then in office.
(b)Exceptions. Notwithstanding the provisions of Section 2(a), a Change in Control shall not be deemed to have occurred:
(i)As a result of the issuance of stock by the Holding Company in connection with any public offering of its stock;
(ii)With respect to stock ownership by the Horizon Bancorp Employee Stock Ownership Plan Trust (which forms a part of the Horizon Bancorp Employees’ Stock Ownership Plan), the Horizon Bancorp Employee’s Thrift Plan Trust (which forms a part of the Horizon Bancorp Employee’s Thrift Plan), or any other employee benefit plan; or
(iii)With respect to any payment or benefit provided under the Agreement to which Section 409A of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), is applicable and for which a change in control event is required, unless the event related to such payment or benefit constitutes a “change in control” for purposes of Section 409A.

Section 3.Double-Trigger Severance Benefits in Connection with a Change in Control and a Qualifying Termination.
(a)Termination Period. In connection with a Change in Control, Employee will be entitled to the severance benefits set forth in this Section 3 if during the six (6)-month period prior to a Change in Control or during the one (1)-year period following consummation of a Change in Control, either of the following two qualifying terminations occurs: (i) Bank terminates Employee’s employment for any reason other than for Cause (as hereafter defined); or (ii) Employee resigns for Good Reason (as hereafter defined) in accordance with the provisions of Section 5 (each of the terminations described in (i) and (ii) hereof shall be referred to as a “Qualifying Termination”).
(b)Conditions to Receipt of Severance Benefits. Employee’s entitlement to the severance payments set forth in this Section 3 shall be contingent upon Employee’s execution (and non-revocation) of a release of claims relating to Employee’s employment by the Bank, Holding Company, and/or any of their Affiliates in favor of such parties in a form reasonably acceptable to, and provided by, Bank (the “Release”). Bank will set a deadline for return of the Release that will be no later than sixty (60) days following the later of the Employee’s Qualifying Termination or Change in Control, as applicable, and the Release must remain unrevoked during any revocation period. No severance benefits shall be paid to Employee under this Agreement if the Release is not executed by Employee and returned to Bank by such deadline. In addition, Employee must be and remain in compliance with the provisions of Section 7, Section 8, and Section 9 of this Agreement.

(c)Severance Benefits Provided. Upon a Qualifying Termination and, for the amounts stated in subsections (ii), (iii) and (v) only, subject to Employee’s compliance with Section 7, Section 8 and Section 9 hereof and Employee’s timely execution and delivery of the Release, Bank will pay or provide to Employee the following amounts and benefits:
(i)That portion of Employee’s base salary earned through the date of termination, payable in accordance with normal payroll practices commencing as of the first payroll period following Employee’s Qualifying Termination;
(ii)A lump sum amount equal to 2.99 times Employee’s annual base salary in effect as of the date immediately preceding the date of termination plus a single sum payment equal to the average of the Employee’s total cash bonuses paid or payable for the last two calendar years preceding the date of termination multiplied by a factor of 2.99; provided, however, that during 2023, the bonus calculation shall be 2.99 times $275,000, and during 2024, the bonus calculation shall be 2.99 times the average of $275,000 plus the 2024 target bonus. All amounts payable pursuant to this Section 3(c)(ii) shall be payable as of the date of the first payroll following delivery of the executed Release and the lapse of all applicable revocation periods, or as soon as administratively practicable thereafter, but in any event not later than 45 days following delivery of the executed Release;
(iii)Continued participation in the group health insurance and group life insurance benefits which Employee was eligible to participate in or receive on the day prior to the date of termination (“Insurance Programs”), beginning on the date of termination and continuing for a period of thirty-five (35) months (“Benefit Continuation Term”), but only to the extent Employee continues to qualify for participation therein and takes all actions required in connection with such participation (including participation through Employee’s timely election of COBRA continuation coverage). If Employee is not permitted to continue participation in those Insurance Programs for any portion of the Benefit Continuation Term, Bank will reimburse Employee for the cost of health insurance and life insurance benefits for the Benefit Continuation Term, subject to the Employee timely providing evidence of payment for such benefits; provided, however, the amount of these benefits will be limited to an amount equal to 110% of Bank’s cost of providing comparable benefits under the Insurance Programs and provided that Employee shall receive the entire amount payable under this Section 3(c)(iii) no later than the end of the second calendar year following the Qualifying Termination;
(iv)All other amounts not addressed by another subsection of this Section 3(c) that have vested or accrued prior to or on the date of termination (or otherwise are or become payable to Employee) under all incentive compensation or other qualified and non-qualified employee benefit plans of the Holding Company or Bank in accordance with the provisions of such plans and past practices of Holding Company or Bank, including without limitation, any Bank contributions or matches related to those amounts;
(v)An amount equal to the partial year bonus which Employee would have earned based on the then-current bonus plan of the Bank in the year a Change in Control occurred, as measured through the effective date of a Change in Control based on the then-current financial results, determined by the Bank in its discretion, payable as of the first payroll following delivery of the executed Release and the lapse of all applicable revocation periods, or as soon as administratively practicable thereafter; and
(vi)Notwithstanding the foregoing, all options granted to Employee to purchase shares of common stock of the Holding Company and all performance shares and shares of restricted stock of the Holding Company (whether such options, performance shares and restricted shares are vested or unvested) shall be treated in accordance with the applicable plan and award agreement(s) between the Holding Company and Employee.

(d)Suspension and Termination of Severance Benefits.
(i)If Employee is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Sections 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of Bank and Holding Company under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.
(ii)If the Bank is in default (as defined in Section 3(x)(1) of FDIA), all obligations of Bank and Holding Company under this Agreement shall terminate as of the date of default; however, this subsection shall not affect the vested rights of the parties.
(iii)All obligations of Bank and Holding Company under this Agreement shall terminate, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank: (A) by the Indiana Department of Financial Institutions (the “DFI”) or its designee, or the Bank’s primary federal regulator at the time that the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of FDIA; or (B) by the DFI, or its designee, or the Bank’s primary federal regulator, at the time that the DFI, or its designee, or the Bank’s primary federal regulator, approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is determined by the DFI, or the Bank’s primary federal regulator, to be in an unsafe or unsound condition. Any such action shall not affect any vested rights of the parties.
(iv)If a notice served under Section 8(e)(3) or (g)(1) of the FDIA (12 U.S.C. 1818(e)(3) or (g)(1)) suspends and/or temporarily prohibits Employee from participating in the conduct of the Bank’s affairs, Bank’s and Holding Company’s obligations under this Agreement shall be suspended as of the effective date of such notice, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Bank shall (A) pay Employee all or part of the compensation withheld while its contract obligations were suspended, and/or (B) reinstate (in whole or in part) any of its obligations which were suspended.
(v)Notwithstanding anything to the contrary contained herein, Employee acknowledges and agrees that any payments made to Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with the provisions of 12 U.S.C. 1828(k) and Part 359 of the FDIC’s regulations (12 C.F.R. Part 359), which provisions contain certain prohibitions and limitations on making “golden parachute” and certain indemnification payments by FDIC-insured institutions and their holding companies. In the event any payments to Employee pursuant to this Agreement are prohibited or limited by the provisions of such statute and/or regulations, Bank and/or Holding Company (A) shall pay the maximum amount that may be paid after applying such limitations; and (B) will use commercially reasonable efforts to obtain the consent of the appropriate regulatory authorities to the payment of any amount that otherwise cannot be paid due to the application of such limitations. Employee agrees that Bank and/or Holding Company shall not have breached any obligations under this Agreement if they are unable to pay all or some portion of any payment due to Employee as a result of the application of these limitations.
(e)Effect of Section 409A of the Internal Revenue Code.
(i)To the extent a Change in Control qualifies as a “change in control” for purposes of Section 409A of the Internal Revenue Code, the parties intend that any payments made or benefits received pursuant to this Section 3, or otherwise received by Employee, shall be exempt from, or comply with, Section 409A of the Internal Revenue Code and all Treasury Regulations and guidance promulgated thereunder (“Section 409A”). To the maximum extent permitted, this Agreement shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall Bank,

Holding Company, any Affiliates, and/or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on Employee by Section 409A or damages for failing to comply with Section 409A.
(ii)Notwithstanding any other provision of this Agreement to the contrary, if at the time of Employee’s separation from service (as defined in Section 409A) Employee is a “Specified Employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i), then Bank will defer the payment or commencement of any nonqualified deferred compensation subject to Section 409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to Employee) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Section 409A. Any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable.
Section 4.Termination for Cause.
(a)Definition of “Cause”. For purposes of this Agreement, “Cause” is defined as any of the following actions:
(i)An intentional act of fraud, embezzlement, theft, or personal dishonesty; willful misconduct, or breach of fiduciary duty involving personal profit by Employee in the course of Employee’s employment; provided, however, that (A) no act or failure to act will be deemed to have been intentional or willful if it was due primarily to an error in judgment or negligence; and (B) an act or failure to act will only be considered intentional or willful if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the best interest of Bank or Holding Company;
(ii)Intentional damage by Employee to the business or property of Bank or Holding Company, causing material harm to Bank or Holding Company;
(iii)Material breach by Employee of any provision of this Agreement or any employment agreement the Employee is a party to;
(iv)Gross negligence, willful misconduct or insubordination by Employee in the performance of Employee’s duties, or the Employee’s refusal or repeated failure to carry out lawful directives of the Board of Directors of Bank or Holding Company or of any other supervisor;
(v)A willful and material violation of the Bank’s or any Affiliate’s written policies or codes of conduct or laws, including written policies or laws related to discrimination, harassment, or illegal or unethical conduct;
(vi)Engagement in conduct (including on-line posting, messaging, blogging or similar forms of electronic communication) that causes, or is reasonably likely to cause, the Bank or any Affiliate negative publicity, public disgrace, embarrassment, or disrepute;
(vii)A conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving dishonesty, breach of trust or moral turpitude; or
(viii)Removal or permanent prohibition of Employee from participating in the conduct of the affairs of Bank or Holding Company by an order issued under subsection 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 USC §§ 1818(e)(4) and (g)(1).

(b)Procedure for a Termination for Cause. Bank, upon written notice to Employee, may terminate Employee’s employment for Cause, which will terminate Employee’s employment and right to compensation immediately, except in the limited case expressly provided herein with respect to Causes that are curable. The written notice will (i) indicate the specific provisions of this Agreement relied upon for such termination; (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination; (iii) state whether the Board of Directors of Bank has determined in good faith that the issue is curable; and (iv) if the issue has been deemed curable, describe the steps, actions, events or other items that must be taken, completed or followed by Employee to correct or cure the basis for such termination. If (but only if) the basis for termination has been deemed curable by the Board of Directors, then Employee will have thirty (30) days following the effective date of such notice to fully correct and cure the basis for the termination of Employee’s employment. If Employee does not fully correct and cure the basis for the termination of Employee’s employment within such 30-day period, then Bank will have the right to terminate Employee’s employment with Bank immediately for Cause upon delivering to Employee a second written notice of termination and without any further cure period. Unless otherwise specified in the written notice, the date of termination shall be the date of the first written notice, in the case of an uncurable Cause, and shall be the date of the second written notice, in the case of a curable but uncured Cause.
(c)Effect on Other Written Agreements. Bank intends the provisions of this Section 4 relating to a termination for Cause to be consistent with any similar terms and conditions contained in any separate written employment agreement to which Employee may be a party, but to the extent any separate written employment agreement contains different terms relating to a termination for Cause, the provisions of this Agreement shall prevail in all cases following a Change in Control.
Section 5.Termination for Good Reason.
(a)Definition of “Good Reason”. For purposes of this Agreement, “Good Reason” is defined as the occurrence of any of the following events:
(i)The requirement that Employee move Employee’s office to a location more than thirty (30) miles from Employee’s primary residence as of immediately after the Relocation (as defined in that certain Employment Agreement dated as of the date hereof by and between the Employee, the Bank and the Holding Company (the “Employment Agreement”)), unless such requirement arises out of a decision to relocate the Bank’s corporate headquarters to a new location;
(ii)A reduction in Employee’s then-current annual base salary;
(iii)The removal of Employee from participation in any incentive compensation or performance-based compensation plans without replacement with a comparable or superior substitute plan or otherwise compensating Employee in an amount substantially equivalent to the value of the lost benefit;
(iv)The taking of any action by Bank or Holding Company which would directly or indirectly reduce any material benefit plan or program or deprive Employee of any such benefit enjoyed by Employee;
(v)The assignment to Employee of duties and responsibilities materially different from those normally associated with Employee’s position;
(vi)A material diminution or reduction in Employee’s duties, responsibilities or authority (including reporting responsibilities) normally associated with Employee’s position;
(vii)Any action by Bank to remove Employee from Employee’s then-current officer position or materially change Employee’s title, except for promotions;

(viii)A material breach by Bank of any provision of this Agreement, other than a breach justifying termination pursuant to any other provision of this Agreement; or
(ix)To the extent such assumption does not occur as a matter of law, any failure of Bank or Holding Company to obtain the assumption of the obligation to perform this Agreement by any successor, including upon a Change in Control.
(b)Procedure for a Termination for Good Reason. Employee, by written notice to Bank, may terminate Employee’s employment with Bank for Good Reason. For Employee to have the right to resign for Good Reason, all of the following must timely occur: (i) Employee must provide Bank with written notice of the occurrence of any of the Good Reason events within ninety (90) days immediately following the first occurrence of such event, and such notice must describe in detail the Good Reason event and the proposed cure to such event; (ii) Bank must fail to cure such event within a period of thirty (30) days from the date of receipt of such notice; and (iii) a second written notice of termination is delivered by Employee to Bank within ninety (90) days following the day on which the 30-day period set forth in the preceding clause (ii) expires. Unless otherwise specified in the second written notice, the date of termination shall be the date of the second written notice.
(c)Effect on Other Written Agreements. Bank intends the provisions of this Section 5 relating to a termination for Good Reason to be consistent with any similar terms and conditions contained in any separate written employment agreement to which Employee may be a party, but to the extent any separate written employment agreement contains different terms relating to a termination for Good Reason, the provisions of this Agreement shall prevail in all cases following a Change in Control.
Section 6.Terminations for Other Reasons.
(a)Termination by Bank without Cause. Upon thirty (30) days’ prior written notice to Employee, Bank may terminate Employee’s employment without Cause.
(b)Termination by Employee without Good Reason. Employee, upon sixty (60) days’ written notice to Bank, may terminate Employee’s employment without Good Reason.
Section 7.Non-Disclosure; Return of Confidential Information and Other Property.
(a)Access to Confidential Information. Employee understands, acknowledges and agrees that during the course of Employee’s employment with Bank, Employee will gain information regarding, knowledge of and familiarity with the Confidential Information (as hereinafter defined) of Bank and its Affiliates and that if the Confidential Information was disclosed by Employee, Bank or any Affiliates would suffer irreparable damage and harm. Employee understands, acknowledges and agrees that the Confidential Information derives substantial economic value from, among other reasons, not being known or readily ascertainable by proper means by others who could obtain economic value therefrom upon disclosure. Employee acknowledges and agrees that Bank and all Affiliates use reasonable means to maintain the secrecy and confidentiality of the Confidential Information. For purposes of this Agreement, the term “Affiliate” means Holding Company and all subsidiaries of Holding Company and its subsidiaries.
(b)Non-Disclosure. At all times while Employee is employed by Bank, and at all times thereafter, Employee shall not (i) directly or indirectly disclose, provide or discuss any Confidential Information with or to any Person (as hereinafter defined) other than those directors, officers, employees, representatives and agents of Bank and any Affiliates who need to know such Confidential Information for a proper corporate purpose, and (ii) directly or indirectly use any Confidential Information (A) to compete against Bank or any Affiliates, or (B) for Employee’s own benefit or for the benefit of any Person other than Bank or any Affiliate. Employee agrees that all Confidential Information at all times shall remain the property of, as applicable, Bank or its Affiliates.

(c)Confidential Information Defined. For purposes of this Agreement, the term “Confidential Information” means any and all:
(i)materials, records, data, documents, lists, writings and information (whether in writing, printed, verbal, electronic, computerized, on disk or otherwise) (A) relating or referring in any manner to the business, operations, affairs, financial condition, results of operation, cash flow, assets, liabilities, sales, revenues, income, estimates, projections, policies, strategies, techniques, methods, products, developments, suppliers, relationships and/or customers of Bank or any Affiliate that are confidential, proprietary or not otherwise publicly available, in any event not without a breach of this Agreement, or (B) that Bank or any Affiliate has deemed to be confidential, proprietary or nonpublic;
(ii)trade secrets of Bank or any Affiliate, as defined in Indiana Code Section 24-2-3-2, as amended, or any successor statute; and
(iii)any and all copies, summaries, analyses and extracts which relate or refer to or reflect any of the items set forth in (i) or (ii) above.
(d)Definition of Person. For purposes of this Agreement, the term “Person” shall mean any natural person, proprietorship, partnership, corporation, limited liability company, bank, organization, firm, business, joint venture, association, trust or other entity and any government agency, body or authority.
(e)Return of Confidential Information and Other Property. Employee covenants and agrees:
(i)to keep all Confidential Information subject to Bank’s or any Affiliate’s custody and control and to promptly return to Bank or the appropriate Affiliate all Confidential Information that is still in Employee’s possession or control at the termination of Employee’s employment with Bank; and
(ii)promptly upon termination of Employee’s employment with Bank, to return to Bank, at Bank’s principal office, all vehicles, equipment, computers, credit cards and other property of Bank and to cease using any of the foregoing.
Section 8.Non-Solicitation of Customers and Employees.
(a)Obligations of Employee. During the Term, and, for two (2) years thereafter, Employee will not in a Competitive Capacity (as defined in Section 9), on behalf of any Person other than Bank or any Affiliate, directly or indirectly:
(i)solicit, divert (or attempt to solicit or divert) or accept business from any customer of Bank or any Affiliate;
(ii)Solicit, divert (or attempt to solicit or divert) or accept business from any customer of Bank or any Affiliate with whom Employee had contact (either directly or indirectly) or over which Employee had responsibility at any time in the one year preceding Employee’s separation;
(iii)Solicit, divert (or attempt to solicit or divert) or accept business from any customer of Bank or any Affiliate about whom Employee obtained Confidential Information;
(iv)solicit, divert (or attempt to solicit or divert) or accept business from any identified prospective customer of Bank or any Affiliate;
(v)Solicit, divert (or attempt to solicit or divert) or accept business from any identified prospective customer of Bank or any Affiliate with whom Employee had contact

(either directly or indirectly) or over which Employee had responsibility at any time in the one year preceding Employee’s separation;
(vi)Solicit, divert (or attempt to solicit or divert) or accept business from any identified prospective customer of Bank or any Affiliate about whom Employee has obtained Confidential Information;
(vii)encourage, solicit, induce, or attempt to encourage, solicit or induce any employee, service provider, agent or representative of Bank or any Affiliate, who (a) has access to, or possesses, Confidential Information, trade secrets, or other knowledge regarding the Bank or any Affiliate that could give a competitor an unfair advantage, (b) within the preceding two years, has serviced or established goodwill with the Bank’s customers or acquired Confidential Information about those customers, or (c) was someone Employee had worked with, or supervised in Employee’s last two years of employment (hereafter defined as an “Individual”), to leave his/her employment or terminate his/her relationship with Bank or any Affiliate or devote less than full-time efforts to Bank’s or an Affiliate’s business; or
(viii)hire or attempt to hire, for any competitive or other position with any competitor or other business, any Individual who has been an employee of Bank or any Affiliate at any time within the preceding one year; provided, however, that Employee shall not be deemed to have violated this Section if the individual responds to a general advertisement for employment with the competitor that was not directed at the individual.
Section 9.Non-Competition.
(a)During Employment. During Employee’s employment, Employee shall not, directly or indirectly, have any ownership interest in, work for, advise, manage, act as an agent or consultant for, or have any business connection or business or employment relationship with, any Person which competes with Bank or any of its Affiliates.
(b)Following Termination of Employment. For a period of two (2) years after Employee’s separation from Bank for any reason, Employee shall not:
(i)In the states of Indiana or Michigan;
(ii)in any Indiana county or Michigan county in which Bank maintains a branch or other office;
(iii)in any Indiana county or Michigan county in which customers of Bank reside or maintain a facility;
(iv)in the geographic area in which Employee has been performing services on behalf of Bank, or for which Employee has been assigned responsibility, at any time within one (1) year preceding Employee’s separation;
directly or indirectly own, manage, finance, operate, control or participate in ownership, management, or operation of, act as an agent, consultant, or be employed in a Competitive Capacity with, any banking or financial institution which competes with Bank or any of its Affiliates. Employee further agrees that during that same period, Employee will not assist in the research and development of products or services (A) where such research and development would be aided by the Confidential Information learned in the course of Employee’s relationship with Bank; or (B) which compete with those products or services of Bank or any Affiliate.

(c)Definition of “Competitive Capacity”. For purposes of this Agreement, the term “Competitive Capacity” shall mean (i) performing tasks or duties similar to those Employee performed at Bank or any Affiliate for a competitor of Bank; (ii) managing/supervising those who, for a competitor of Bank, perform tasks or duties similar to those which Employee performed at Bank; or (iii) performing, on behalf of a competitor of Bank, tasks or duties in which Employee utilized any Confidential Information that Employee learned in the course of Employee’s relationship with Bank or any Affiliate.
Section 10.Periods of Noncompliance and Reasonableness of Periods.
(a)Acknowledgment. Bank and Employee understand, acknowledge and agree that the restrictions and covenants contained in Section 7, Section 8 and Section 9 hereof are reasonable in view of the nature of the business in which Bank and the Affiliates are engaged, Employee’s position with Bank and the Affiliates and Employee’s advantageous knowledge of and familiarity with the business, operations, affairs and customers of Bank and the Affiliates. Employee acknowledges that the various covenants, restrictions and obligations set forth in those Sections are separate and independent obligations, and may be enforced separately or in any combination.
(b)Effect of Employee Breach. The time periods during which the restrictions and covenants of Section 7, Section 8 and Section 9 are applicable will be extended by a period of time equal to any period during which Employee is not in compliance with such restrictions and covenants. Bank’s obligation to pay the amounts otherwise payable to Employee pursuant to this Agreement shall immediately terminate in the event that Employee breaches any of the provisions of Section 7, Section 8, and Section 9 hereof. Notwithstanding the foregoing, (i) the covenants of Employee set forth in Section 7, Section 8 and Section 9 hereof shall continue in full force and effect and be binding upon Employee; (ii) Bank shall be entitled to the remedies specified in Section 12 hereof; and (iii) Bank shall be entitled to its damages, costs and expenses (including, without limitation, reasonable attorney’s fees and expenses) resulting from or relating to Employee’s breach of any of the provisions of Section 7, Section 8, or Section 9 hereof.
(c)Effect of Bank Breach. Bank and Employee understand, acknowledge and agree that Employee’s entitlement to special severance benefits upon a Qualifying Termination following a Change in Control, and the other provisions benefiting Employee under this Agreement, are a material part of the consideration for the restrictions contained in Section 7, Section 8 and Section 9 of this Agreement. Accordingly, if Bank breaches any of its material obligations to Employee that arise following termination of Employee for any reason, and the breach is not cured within thirty (30) days of written notice of the breach, then Employee’s obligations under Section 7, Section 8 and Section 9 of this Agreement shall be suspended.
Section 11.Survival of Certain Provisions.
Employee hereby expressly agrees that upon any termination of the Term of this Agreement due to Employee’s termination of employment with Bank or otherwise, the provisions of Sections 7-23 hereof shall continue to be in full force and effect and binding upon Employee in accordance with the respective provisions of such Sections (except in the case of Bank breach as described in Section 10).
Section 12.Remedies.
Employee agrees that Bank or an Affiliate will suffer irreparable damage and injury and will not have an adequate remedy at law in the event of any actual, threatened or attempted breach by Employee of any provision of Section 7, Section 8 or Section 9. Accordingly, in the event of a breach or a threatened or attempted breach by Employee of any provision of Section 7, Section 8, or Section 9, in addition to all other remedies to which Bank and Affiliates are entitled at law, in equity or otherwise, Bank and Affiliates may be entitled to a temporary restraining order and a permanent injunction or a decree of specific performance of any provision of Section 7, Section 8 or Section 9. The foregoing remedies shall not be deemed to be the exclusive rights or remedies of Bank or an Affiliate for any breach of or noncompliance with this Agreement by Employee but shall be in addition to all other rights and remedies available to Bank or an Affiliate at law, in equity or otherwise.
Section 13.Section 280G.
Anything in this Agreement to the contrary notwithstanding, in the event Bank’s independent public accountants or counsel determine that any payment by Bank to or for the benefit of Employee, whether paid or payable pursuant to the terms of this Agreement or otherwise, would be non-deductible by Bank for federal income tax purposes because of Section 280G of the Internal Revenue Code, the amount payable to or for the benefit of Employee pursuant to this Agreement and all other arrangements shall be reduced (but not below zero) in a manner determined by Holding Company to the Reduced Amount. For purposes of this Section 13, the “Reduced Amount” shall be the amount which maximizes the amount payable without causing the payment to be non-deductible by Bank because of Section 280G. If two economically equivalent amounts are subject to reduction but are payable at different times, the amounts shall be reduced (but not below zero) on a pro rata basis.
Section 14.Successors and Assigns.
This Agreement is binding upon and shall be for the benefit of the successors and assigns of Bank and Holding Company, including any corporation or any other form of business organization with which Bank or Holding Company may merge or consolidate, or to which it may transfer substantially all of its assets. Bank or Holding Company shall require any successor to expressly assume and agree, in writing, to perform this Agreement and any successor shall absolutely and unconditionally assume all of Bank’s and Holding Company’s obligations hereunder. Failure of Bank or Holding Company to obtain such agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement and shall entitle Employee to terminate employment with Bank for Good Reason pursuant to Section 5 of this Agreement. As used in this Agreement, “Bank” shall mean Bank as hereinbefore defined and any successor to its business and/or assets. This Agreement may not be assigned by Bank or Holding Company without the prior written consent of Employee, which consent shall not be unreasonably withheld. The Agreement will also be binding upon, enforceable against, and inure to the benefit of Employee and Employee’s heirs and representatives, and nothing herein is intended to confer any right, remedy or benefit upon any other person. Employee shall not assign Employee’s interest in this Agreement or any part thereof. Any assignment (or purported assignment) in violation of the terms and conditions of this Agreement shall be void and of no effect.
Section 15.Consent of Bank.
Any act, request, approval, consent or opinion of Bank under this Agreement, must be in writing and may be authorized, given or expressed only by Bank’s Chief Executive Officer, or by such other person as the Bank’s Board of Directors may designate.
Section 16.Notices.
All notices, requests and other communications under this Agreement will be in writing (which will include facsimile communication) and will be deemed to have been duly given if (a) delivered by hand; (b) sent by certified United States Mail, return receipt requested, first class postage pre-paid; (c) sent by overnight delivery service; or (d) sent by facsimile transmission if such fax is confirmed immediately thereafter by also mailing a copy of such notice, request or other communication by regular United States Mail, first class postage pre-paid, as follows:
(A)    If to Employee:     Thomas M. Prame
                [redacted for privacy]

(B)    If to Bank:        Horizon Bank
515 Franklin Street
Michigan City, IN 46360
Attn: Chief Executive Officer

Section 17.Governing Law.
This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana applicable to contracts made and to be performed therein, without regard to any laws that might be applicable under conflicts of laws principles.
Section 18.Enforcement Expenses.
If a dispute arises regarding the termination of Employee or as to the interpretation or enforcement of this Agreement and Employee obtains a final judgment in Employee’s favor in a court of competent jurisdiction or Employee’s claim is settled by Bank prior to the rendering of a judgment by such a court, all reasonable legal fees and expenses incurred by Employee in contesting or disputing any such termination or seeking to obtain or enforce any right or benefit provided for in this Agreement or otherwise pursuing Employee’s claims shall be paid by Bank (except as otherwise decided in any settlement between the parties) to the extent permitted by law.
Section 19.Superseding Prior Agreements; Entire Agreement.
The Employee, Bank and Holding Company agree that as long as the provisions of Section 7, Section 8 and Section 9 are in effect, those provisions shall supersede and replace any similar restrictions in any other agreement between the parties, including, but not limited to, any employment agreement, non-competition or non-solicitation agreement, and any equity award agreement or plan relating thereto. This Agreement sets forth the entire understanding of the parties hereto with respect to its subject matter, merges and supersedes all prior and contemporaneous understandings with respect to its subject matter, and may not be waived or modified, in whole or in part, except by a writing signed by each of the parties hereto. No waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of the same or any other provision in any other instance.
Section 20.Headings.
The headings in this Agreement have been inserted solely for ease of reference and shall not be considered in the interpretation or construction of this Agreement.
Section 21.Severability.
If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, this Agreement shall be interpreted and enforceable as if such provision were severed or limited or such payment reduced, but only to the extent necessary to render such provision and this Agreement enforceable.
Section 22.Counterparts.
This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.
Section 23.Amendment.
This Agreement may be amended, modified or supplemented only by a written agreement executed by both of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on May 18, 2023, to be effective as of the Effective Date.

HORIZON BANK

By: /s/Mark E. Secor
    Mark E. Secor, Executive Vice President
    and Chief Financial Officer

EMPLOYEE

/s/Thomas M. Prame
Thomas M. Prame

ATTEST

By: /s/Peter L. Pairitz
Peter L. Pairitz
Chairperson of the Compensation Committee of
the Board of Directors
[Signature Page to Amended and Restated Change in Control Agreement]